Exhibit 2 Letter Agreement - re: Acquisition of Aduddell Roofing

                                      ZENEX

                                 COMMUNICATIONS

                                      INC.

                                                                  August 2, 2002

Hand Delivered

Aduddell Roofing & Sheet Metal, Inc.
14220 S. Meridian Ave.
Oklahoma City, Oklahoma 73173


     Re: Letter Agreement

Gentlemen:

     On behalf of Zenex International, Inc. ("Zenex" or "We"), I am pleased to confirm our acquisition of Aduddell Roofing & Sheet Metal, Inc. ("Aduddell Roofing" or "You"). This Letter Agreement is subject to the following terms and conditions:

     1. Description of Transaction. The acquisition will be structured as a reverse triangular merger, in which Aduddell Roofing will be the surviving corporation in a merger with a wholly owned subsidiary of Zenex. Immediately before the merger, Aduddell Roofing will effect a split-off of its non-operating assets and liabilities into a new corporation. We will not acquire the non-operating assets and liabilities of Aduddell Roofing.

     As consideration for the acquisition, Zenex will issue 10.0 million shares of its common stock and options to acquire 30.0 million shares of common stock at an exercise price of $0.04 per share. We anticipate that both the split-off and the merger will qualify for tax-free treatment under the Internal Revenue Code. The acquisition will be effected by a mutually agreeable definitive agreement containing customary representations and warranties by Aduddell Roofing and its shareholder, customary covenants on behalf of both parties, and a restructuring agreement addressing the separation of Aduddell Roofing's operating and non-operating assets in the split-off.

     2. Expenses.  You and we will each pay our respective  expenses incident to
this  Letter   Agreement,   the  definitive   agreement  and  the   transactions
contemplated hereby and thereby.

     3. Disclosure. You agree that we will issue a press release announcing this Letter Agreement. You and we agree to consult with one another regarding the timing and content of any subsequent releases, provided that we may disclose this Letter Agreement, the definitive agreement and other material aspects of the acquisition in a Form 8-K and amendments thereto.

     4. Broker's Fees. Except for our agreement with Benchmark Global Capital Group, Inc., you and we have represented to each other than no brokers or finders have been employed who would be entitled to Aduddell Roofing & Sheet Metal, Inc. August 2, 2002 Page 2 a fee by reason of the transaction contemplated by this Letter Agreement.

     5. Miscellaneous. This Letter Agreement shall be governed by the substantive laws of the State of Oklahoma without regard to conflict of law principles. This Letter Agreement constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This Letter Agreement may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This Letter Agreement shall be construed according to its fair meaning and not strictly for or against either party.

     If these terms and conditions are acceptable to you, please so indicate by signing and returning copy of this letter to us.

     We look forward to hearing from you and to moving forward as promptly as possible to complete this acquisition.

                                            Sincerely yours,

                                            /s/ Ron Carte
                                            -------------------
                                            Ron Carte, President

     Duly executed and agreed on August 7, 2002.

                                            Aduddell Roofing & Sheet Metal, Inc.


                                            By: /s/Tim Aduddell
                                            -----------------------------------
                                            Tim Aduddell, Chairman of the Board